Exhibit 99.2

MID-CON ENERGY PARTNERS, LP

Pro Forma Condensed Consolidated Balance Sheet

December 31, 2013

(In thousands, except number of units)

(Unaudited)

				Partnership
	Partnership	Pro Forma		Pro Forma
	Consolidated	Adjustments		Combined
CURRENT ASSETS:
Cash and cash equivalents	$1,434	$—		$1,434
Accounts receivable:
Oil and natural gas sales	6,778	—		6,778
Other	104	—		104
Derivative financial instruments	153	—		153
Prepaids and other	191	—		191

Total current assets	8,660	—		8,660

PROPERTY AND EQUIPMENT, at cost:
Oil and natural gas properties, successful efforts method:
Proved properties	216,680	41,541	(a)(b)	258,221
Accumulated depletion, depreciation and amortization	(36,148)	—		(36,148)

Total property and equipment, net	180,532	41,541		222,073

DERIVATIVE FINANCIAL INSTRUMENTS	48	—		48
OTHER ASSETS	843	—		843

Total assets	$190,083	$41,541		$231,624

CURRENT LIABILITIES:
Accounts payable
Trade	$2,184	$—		$2,184
Related parties	2,982	—		2,982
Derivative financial instruments	1,627	—		1,627
Accrued liabilities	432	—		432

Total current liabilities	7,225	—		7,225

OTHER LONG-TERM LIABILITIES	128	—		128
LONG-TERM DEBT	112,000	6,999	(a)	118,999
ASSET RETIREMENT OBLIGATIONS	3,942	541	(b)	4,483
COMMITMENTS AND CONTINGENCIES
EQUITY
Partnership equity
General partner interest	1,716	—		1,716
Limited partners, 20,819,362 units issued and outstanding as of December 31, 2013	65,072	34,001	(a)	99,073

Total equity	66,788	34,001		100,789

Total liabilities and equity	$190,083	$41,541		$231,624

See accompanying notes to pro forma financial statements

MID-CON ENERGY PARTNERS, LP

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2013

(In thousands, except per unit data)

(Unaudited)

				Partnership
	Partnership	Pro Forma		Pro Forma
	Consolidated	Adjustments		Combined
Revenues:
Oil sales	$85,080	$11,943	(c)	$97,023
Natural gas sales	656	—		656
Net settlements on derivatives	288	—		288
Loss on unsettled derivatives, net	(5,963)	—		(5,963)

Total revenues	80,061	11,943		92,004

Operating costs and expenses:
Lease operating expenses	16,366	3,884	(c)	20,250
Oil and natural gas production taxes	3,817	763	(c)	4,580
Impairment of proved oil and natural gas properties	1,578	—		1,578
Depreciation, depletion and amortization	14,421	3,231	(d)	17,652
Accretion of discount on asset retirement obligations	173	22	(e)	195
General and administrative	12,244	—		12,244

Total operating costs and expenses	48,599	7,900		56,499

Income from operations	31,462	4,043		35,505

Other income (expense):
Interest income and other	9	—		9
Interest expense	(3,282)	(191	)(f)	(3,473)

Total other income (expense)	(3,273)	(191)		(3,464)

Net income	$28,189	$3,852		$32,041

Computation of net income per limited partner unit:
General partners’ interest in net income	$518			547

Limited partners’ interest in net income	$27,671			$31,494

Net income per limited partner unit (basic and diluted)	$1.44			$1.52
Weighted average limited partner units outstanding:
Common limited partner units (basic)	19,234			20,734
Common limited partner units (diluted)	19,249			20,749

See accompanying notes to pro forma financial statements

Mid-Con Energy Partners, LP

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1. Basis of Presentation

The unaudited pro forma condensed consolidated financial statements give pro forma effect to the acquisition of certain oil properties located in Cimarron, Love and Texas County, Oklahoma and Potter County, Texas (the “Properties”). These properties represent approximately 22% of the total asset value of Mid-Con Energy Partners, LP (the “Partnership”) and approximately 13% of the oil and gas revenues less direct operating expenses of the oil and gas assets of the Partnership at December 31, 2013. The Partnership completed this acquisition on February 28, 2014.

The unaudited pro forma condensed consolidated balance sheet of the Partnership at December 31, 2013 has been prepared giving effect to the Properties as if the acquisition had occurred on December 31, 2013. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2013 has been prepared giving effect to the acquisition of the Properties as if the acquisition had occurred on January 1, 2013.

The unaudited condensed consolidated balance sheet and the unaudited consolidated statement of operations of the Partnership for the twelve months ended December 31, 2013 are derived from the Partnership’s financial statements included in its 2013 Form 10-K filing.

The pro forma adjustments are based upon available information and certain assumptions that management of the Partnership believes are reasonable. The pro forma condensed consolidated financial statements do not purport to represent what the Partnership’s financial position or results of operations actually would have been had such transactions in fact occurred on the dates indicated or to project the Partnership’s financial position or results of operations for any future date or period.

Acquisitions

On February 28, 2014, the Partnership acquired from one of its affiliates, Mid-Con Energy III, LLC, certain oil properties located in Cimarron, Love and Texas Counties, Oklahoma and Potter County, Texas. The combined purchase price for these properties was approximately $41.0 million. The Partnership paid the aggregate purchase price with (i) approximately $7.0 million in cash, financed through borrowings under the Partnership’s revolving credit facility, and (ii) the issuance of 1,500,000 limited partner units representing limited partner interests in the Partnership, having an approximate value of $34.0 million. The value of the limited partner units issued as partial consideration for the acquisition was based on a 2.5% discount to the trailing twenty day volume weighted average price of the limited partner units. The historical results of operations of the Properties are based on the audited statement of revenues and direct operating expenses for the year ended December 31, 2013 included elsewhere in this report.

2. Pro Forma Adjustments

(a)	These adjustments give effect to the acquisition of certain oil properties for cash with funds provided by the Partnership’s credit facility and the issuance of the Partnership’s limited partner units.
(b)	These adjustments reflect the increase in the estimated asset retirement obligations associated with the Properties.
(c)	The pro forma oil and gas sales, lease operating expenses and oil and natural gas production taxes have been adjusted to reflect the amounts from the lease operating statements of the previous owner of the Properties.
(d)	The pro forma depreciation, depletion and amortization expense has been adjusted to reflect additional expense for the Properties. The pro forma depreciation, depletion and amortization expense for the Properties was computed using the pro forma capitalized costs, pro forma production and estimated reserves.
(e)	The pro forma accretion has been adjusted to reflect additional accretion of asset retirement obligations associated with the Properties.
(f)	The pro forma interest expense has been adjusted to reflect the estimated additional interest associated with the acquisition of the Properties from the funds provided by the Partnership’s credit facility.

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